UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

(Amendment No.   )*

Under the Securities Exchange Act of 1934

Taminco Corporation

(Name of Issuer)

Common Stock, par value $0.001

(Title of Class of Securities)

87509U106

(CUSIP Number)

December 31, 2013

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 87509U106

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AP Taminco Global Chemical Holdings, LP

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 32,159,335 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 32,159,335 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 32,159,335 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 48.4%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 87509U106

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Taminco Co-Investors, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 4,725,794 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 4,725,794 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 4,725,794 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 7.1%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 87509U106

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AP Taminco Global Chemical Holdings GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 32,159,335 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 32,159,335 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 32,159,335 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 48.4%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 87509U106

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Taminco Co-Investors GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 4,725,794 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 4,725,794 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 4,725,794 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 7.1%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 87509U106

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management VII, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 36,912,376 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 36,912,376 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 36,912,376 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 55.6%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 87509U106

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AIF VII Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 36,912,376 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 36,912,376 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 36,912,376 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 55.6%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 87509U106

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 36,912,376 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 36,912,376 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 36,912,376 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 55.6%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 87509U106

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 36,912,376 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 36,912,376 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 36,912,376 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 55.6%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 87509U106

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 36,912,376 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 36,912,376 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 36,912,376 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 55.6%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 87509U106

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management Holdings GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 36,912,376 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 36,912,376 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 36,912,376 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 55.6%

12	Type of Reporting Person (See Instructions) OO

Item 1.
(a)	Name of Issuer Taminco Corporation
(b)	Address of Issuer’s Principal Executive Offices Two Windsor Plaza, Suite 411 7540 Windsor Drive Allentown, Pennsylvania 18195

Item 2.
(a)

Name of Person Filing
This statement is filed by (i) AP Taminco Global Chemical Holdings, LP (“Taminco Holdings”), (ii) Taminco Co-Investors, L.P. (“Taminco Co-Investors”), (iii) AP Taminco Global Chemical Holdings GP, LLC (“Taminco Holdings GP”), (iv) Taminco Co-Investors GP, LLC (“Taminco Co-Investors GP”), (v) Apollo Management VII, L.P. (“Management VII”), (vi) AIF VII Management, LLC (“AIF VII LLC”), (vii) Apollo Management, L.P. (“Apollo Management”), (viii) Apollo Management GP, LLC (“Management GP”), (ix) Apollo Management Holdings, L.P. (“Management Holdings”), and (x) Apollo Management Holdings GP, LLC (“Management Holdings GP”).  Taminco Holdings and Taminco Co-Investors each hold shares of common stock of the Issuer.  Taminco Holdings GP is the general partner of Taminco Holdings.  Taminco Co-Investors GP is the general partner of Taminco Co-Investors.  Management VII is the manger of each of Taminco Holdings GP and Taminco Co-Investors GP.  AIF VII LLC is the general partner of Management VII.  Apollo Management is the sole member and manager of AIF VII LLC, and Management GP is the general partner of Apollo Management.  Management Holdings is the sole member and manager of Management GP, and Management Holdings GP is the general partner of Management Holdings.  Taminco Holdings, Taminco Co-Investors, Taminco Holdings GP, Taminco Co-Investors GP, Management VII, AIF VII LLC, Apollo Management, Management GP, Management Holdings, and Management Holdings GP are collectively referred to herein as the “Reporting Persons.”

(b)

Address of Principal Business Office or, if none, Residence
The principal office of each of Taminco Holdings, Taminco Co-Investors, Taminco Holdings GP, Taminco Co-Investors GP, Management VII, AIF VII LLC, Apollo Management, Management GP, Management Holdings and Management Holdings GP is 9 West 57th St., 43rd Floor, New York, New York 10019.

(c)

Citizenship
Taminco Holdings GP, Taminco Co-Investors GP, AIF VII LLC, Management GP, and Management Holdings GP are each Delaware limited liability companies.  Taminco Holdings, Taminco Co-Investors, Management VII, Apollo Management, and Management Holdings are each Delaware limited partnerships.

(d)	Title of Class of Securities Common Stock, par value $0.001

(e) CUSIP Number 87509U106

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
Not applicable.

Item 4.	Ownership.

(a)	Amount beneficially owned:

Taminco Holdings:	32,159,335 shares of Common Stock
Taminco Co-Investors:	4,725,794 shares of Common Stock
Taminco Holdings GP:	32,159,335 shares of Common Stock
Taminco Co-Investors GP:	4,725,794 shares of Common Stock
Management VII:	36,912,376 shares of Common Stock
AIF VII LLC:	36,912,376 shares of Common Stock
Apollo Management:	36,912,376 shares of Common Stock
Management GP:	36,912,376 shares of Common Stock
Management Holdings:	36,912,376 shares of Common Stock
Management Holdings GP:	36,912,376 shares of Common Stock

The number of shares reported as beneficially owned by Management VII, AIF VII LLC, Apollo Management, Management GP, Management Holdings and Management Holdings GP in this section (a) of Item 4 and sections (b) and (c) of Item 4 below, include 27,247 shares of common stock issuable upon the exercise of options to purchase such shares that are held by Management VII for its own benefit.  The Issuer granted the options to Management VII in March 26, 2012 in lieu of options that would otherwise have been granted to Samuel Feinstein, Scott Kleinman and Justin Stevens for their services as directors of the Issuer.

Taminco Holdings and Taminco Co-Investors each disclaim beneficial ownership of the shares of the Issuer’s common stock held of record by the other, and each of Taminco Holdings GP, Taminco Co-Investors GP, Management VII, AIF VII LLC, Apollo Management, Management GP, Management Holdings, Management Holdings GP, and Messrs. Black, Harris, and Rowan, the managers, as well as executive officers, of Management Holdings GP, disclaim beneficial ownership of all of the shares of common stock included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(b)	Percent of class:

Taminco Holdings:	48.4%
Taminco Co-Investors:	7.1%
Taminco Holdings GP:	48.4%
Taminco Co-Investors GP:	7.1%
Management VII:	55.6%
AIF VII LLC:	55.6%

Apollo Management:	55.6%
Management GP:	55.6%
Management Holdings:	55.6%
Management Holdings GP:	55.6%

The percentage of Common Stock beneficially owned by each Reporting Person is based on 66,411,194 shares of Common Stock outstanding as of November 22, 2013 according to the Rule 424(b)(4) Prospectus filed by the Issuer with the Securities and Exchange Commission on December 13, 2013.

(c)	Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote: 0 for all Reporting Persons.

(ii) Shared power to vote or to direct the vote:

Taminco Holdings:	32,159,335 shares of Common Stock
Taminco Co-Investors:	4,725,794 shares of Common Stock
Taminco Holdings GP:	32,159,335 shares of Common Stock
Taminco Co-Investors GP:	4,725,794 shares of Common Stock
Management VII:	36,912,376 shares of Common Stock
AIF VII LLC:	36,912,376 shares of Common Stock
Apollo Management:	36,912,376 shares of Common Stock
Management GP:	36,912,376 shares of Common Stock
Management Holdings:	36,912,376 shares of Common Stock
Management Holdings GP:	36,912,376 shares of Common Stock

(iii) Sole power to dispose or to direct the disposition of: 0 for all Reporting Persons.

(iv) Shared power to dispose or to direct the disposition of:

Taminco Holdings:	32,159,335 shares of Common Stock
Taminco Co-Investors:	4,725,794 shares of Common Stock
Taminco Holdings GP:	32,159,335 shares of Common Stock
Taminco Co-Investors GP:	4,725,794 shares of Common Stock
Management VII:	36,912,376 shares of Common Stock
AIF VII LLC:	36,912,376 shares of Common Stock
Apollo Management:	36,912,376 shares of Common Stock
Management GP:	36,912,376 shares of Common Stock
Management Holdings:	36,912,376 shares of Common Stock
Management Holdings GP:	36,912,376 shares of Common Stock

Item 5.                                Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐

Item 6.                                Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.                                Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.                                Identification and Classification of Members of the Group.

Not applicable.

Item 9.                                Notice of Dissolution of Group.

Not applicable.

Item 10.                         Certification.

Not applicable.

[The remainder of this page intentionally left blank.]

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 2014

AP TAMINCO GLOBAL CHEMICAL HOLDINGS, LP

By:	AP Taminco Global Chemical Holdings GP, LLC
its general partner

By:	Apollo Management VII, L.P.
its manager

	By:	AIF VII Management, LLC
its general partner

		By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

AP TAMINCO GLOBAL CHEMICAL HOLDINGS GP, LLC

By:	Apollo Management VII, L.P.
its manager

By:	AIF VII Management, LLC
its general partner

	By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

TAMINCO CO-INVESTORS, L.P.

By:	Taminco Co-Investors GP, LLC
its general partner

	By:	Apollo Management VII, L.P.
its manager

		By:	AIF VII Management, LLC
its general partner

		By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

TAMINCO CO-INVESTORS GP, LLC

By:	Apollo Management VII, L.P.
its manager

By:	AIF VII Management, LLC
its general partner

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO MANAGEMENT VII, L.P.

By:	AIF VII Management, LLC,
its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

AIF VII MANAGEMENT, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO MANAGEMENT, L.P.

By:	Apollo Management GP, LLC,
its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO MANAGEMENT GP, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC,
its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President